CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 18, 2011 and February 24, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of TimesSquare Small Growth Fund, TimesSquare Mid Cap Growth Fund, Skyline Special Equities Portfolio, Renaissance Large Cap Growth Fund, GW&K Municipal Bond Fund, GW&K Small-Cap Equity Fund, and GW&K Municipal Enhanced Yield Fund (seven of the series constituting Managers AMG Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

Philadelphia, Pennsylvania

April 28, 2011